Exhibit 99.5

Braemar ACM Valuations Ltd One Strand Trafalgar Square London WC2N 5HR T: +44 (0) 203 142 4230 www.braemaracm.com Company number: 3439765 VAT reg: 503 2955 65

8th September 2017

Teekay Tankers Ltd,

Suite 2000, Bentall 5,

550 Burrard Street,

Vancouver BC V6C 2K2

Canada

Dear Sirs,

Reference is made to the Registration Statement on Form F-4 (File No. 333-219297), including the joint proxy statement/prospectus contained therein, of Teekay Tankers Ltd. (as the same may be amended or supplemented, the “Registration Statement”). We hereby consent to (i) the inclusion in the Registration statement of our appraisal report, dated 7th April 2017, valuing thirty eight of the vessels of Teekay Tankers Ltd. as at 7th April 2017 (the “Report”) and use in the Registration Statement of any information contained in the Report, and (ii) all references in the Registration Statement to us, including all references to us as having provided the Report and other information. We further consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Yours faithfully

/s/ Hugh Twort

Hugh Twort

Director of Braemar ACM Valuations Limited